Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF THE
SERIES D CONVERTIBLE PREFERRED STOCK
(PAR VALUE $0.01 PER SHARE)
OF
NEOMEDIA TECHNOLOGIES, INC.

NeoMedia Technologies, Inc. (the “Company”), a corporation duly organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

FIRST:  Pursuant to the terms of Section 141 of the DGCL, resolutions were duly adopted by the board of directors of the Company setting forth a proposed amendment to the Company’s Certificate of Designation of the Series D Convertible Preferred Stock (the “Series D Certificate of Designation”), declaring said amendment to be advisable and calling for a vote of the holders of the Series D Convertible Preferred Stock (the “Series D Stockholders”) for consideration thereof at a special meeting of the Series D Stockholders, or in lieu of such meeting, calling for the receipt of approval regarding such amendment via the written consent of the Series D Stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 6 of the Series D Certificate of Designation shall be amended to read, in its entirety, as follows:

SECTION 6

VOTING RIGHTS

6.1  General. In addition to the rights provided by law and otherwise provided in this Certificate of Designation, for a period of ninety (90) days after the date hereof (the “Voting Period”), the Holders shall be entitled to vote on an as converted basis on all proposed corporate actions of the Company in the same manner and with the same effect as holders of Common Stock, voting together with the holders of the Common Stock as one class (including, without limitation, with respect to any matter relating to a merger or sale of the Company, any amendment of the Articles of Incorporation of the Company, any increase or decrease in the number of authorized shares of Common Stock or any other matter subject to the vote or consent of the holders of Common Stock), and, except as specifically required by applicable law, in no event shall the holders of the Common Stock vote as a separate class from the Holders on any proposed corporate actions.  With respect to the voting rights granted hereby, as described above, during the Voting Period, the vote of each share of the Series D Preferred Shares shall be counted on an “as converted” basis multiplied by One Hundred Thousand (100,000).  For example, one (1) share of the Series D Preferred Shares shall equal 100,000 shares of Common Stock for voting purposes.

SECOND:  That in lieu of a meeting and vote of stockholders, the Series D Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FORTH: No other provisions of the Series D Certificate of Designation or the certificate of incorporation of the Company are amended or changed by this amendment.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation of the Series D Convertible Preferred Stock to be executed by Michael W. Zima, its Chief Financial Officer, this 5th day of March 2010.

NEOMEDIA TECHNOLOGIES, INC.

By:	/s/ Michael W. Zima Michael W. Zima Chief Financial Officer